Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE
May 6, 2014

Contact:
Investor Relations – (301) 951-5917

American Capital Launches $1.1 Billion
U.S. Lower Middle Market Private Equity Fund

Bethesda, MD - May 6, 2014 - American Capital, Ltd. (Nasdaq: ACAS) ("American Capital") announced today that it has entered into definitive agreements with a group of investors to establish American Capital Equity III, LP (“ACE III”), a new private equity fund focused on investing in companies in the lower middle market. The closing of the fund is expected to occur within 90 days and is subject to standard conditions. The transaction further expands American Capital’s asset management business and diversifies its investor base, adding new private equity limited partners and increasing American Capital’s earning assets under management by $0.9 billion or 7%.

The investor group, which was led by funds advised by Coller Capital, Goldman Sachs Asset Management and StepStone Group, also includes select sovereign wealth funds, state retirement and pension systems, high net worth family offices, superannuation funds and foundations.

“We are pleased to announce the signing of ACE III,” said Malon Wilkus, American Capital Chairman and CEO. “ACE III significantly diversifies and enhances our asset management franchise and expands our institutional investor base. This is another example of using our well capitalized balance sheet to incubate new funds under management.”

Prior to the closing, American Capital will contribute all of its equity and equity-related investments in seven portfolio companies and an option to acquire American Capital’s equity investment in an additional portfolio company to ACE III. The aggregate agreed upon value of these investments, assuming the option is exercised, is approximately $640 million, subject to adjustments.

The investor group, along with American Capital, also will provide an aggregate $445 million capital commitment generally to fund the purchase of new control equity and equity-related investments in companies with $5 to $25 million of EBITDA. “We welcome our new partners investing in ACE III,” said Tom McHale, American Capital Senior Vice President, Finance. “Our limited partners are diversified across various types of institutions, individuals and geographies.

Annapolis ▪ Boston ▪ Chicago ▪ Dallas ▪ London ▪ New York ▪ Paris ▪ Washington, D.C.

We thank them for their support of American Capital and look forward to continued success with them in ACE III.”

The expected impact of the transaction will be reflected in American Capital’s first quarter 2014 financial results. The proceeds are expected to be used by American Capital for general corporate purposes, including for its investment and lending activities.

The Private Fund Group of Credit Suisse is serving as the exclusive placement agent for the transaction. Kirkland & Ellis LLP is serving as lead counsel to American Capital on the transaction. Arnold & Porter LLP is advising American Capital on regulatory and other matters. Fried, Frank, Harris, Shriver & Jacobson LLP is serving as lead counsel to the funds advised by Coller Capital, Goldman Sachs Asset Management and StepStone Group.

Following the closing, American Capital’s asset management affiliate, American Capital Asset Management, LLC (“ACAM”), will manage eight private funds and three public funds with approximately $13 billion of earnings assets under management and $84 billion of total assets under management (including levered assets). ACAM manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF). In addition, ACAM manages private funds American Capital Equity I LLC, American Capital Equity II LP, American Capital CLO 2007-1, Ltd., American Capital CLO 2012-1, Ltd., American Capital CLO 2013-1, Ltd., American Capital CLO 2013-2, Ltd. and European Capital Limited.

ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate, energy & infrastructure and structured products. American Capital manages $19 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $84 billion of total assets under management (including levered assets). Through an affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC) with approximately $9 billion of net book value, American Capital Mortgage Investment Corp. (Nasdaq: MTGE) with approximately $1 billion of net book value and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $151 million of net book value. From its eight offices in the U.S. and Europe, American Capital and its affiliate, European Capital, will consider investment opportunities from $10 million to $750 million. For further information, please refer to www.AmericanCapital.com.

This press release contains forward-looking statements. Such statements are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closing, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering of these securities have not and will not be registered under the Securities Act of 1933, as amended and may not be offered absent registration or an exemption from registration.